Exhibit 16.1

[GRAPHIC APPEARS HERE]

December 2, 2004

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4 of Amendment No. 1 to Current Report on Form 8-K/A for the event that occurred on November 29, 2004, to be filed by our former client, Ascendant Solutions, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP